Filed Pursuant to Rule 424(b)(3)

Registration No. 333-122639

PRICING SUPPLEMENT (To prospectus supplement and prospectus dated February 25, 2005) Pricing Supplement Number: 2489

14,450,000 Units

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Nikkei 225® Market Index Target-Term Securities®

due June 5, 2009

(the “MITTS® Securities”)

$10 principal amount per unit

The MITTS Securities:

•          The MITTS Securities are designed for investors who are willing to forego interest payments on the MITTS Securities in exchange for the ability to participate in increases in the level of the Nikkei 225 Index (index symbol “NKY”) over the term of the MITTS Securities.

•          100% principal protection on the maturity date.

•          There will be no payments prior to the maturity date and we cannot redeem the MITTS Securities prior to the maturity date.

•          The MITTS Securities have been approved for listing on the American Stock Exchange (the “AMEX”) under the trading symbol “NKS”. We make no representation, however, that the MITTS Securities will remain listed for the entire term of the MITTS Securities.

•          The MITTS Securities will be senior unsecured debt securities of Merrill

            Lynch & Co., Inc., denominated and payable in United States dollars, and part of a series entitled “Medium-Term Notes, Series C”. The MITTS Securities will have the CUSIP No. 59021V805.

•          The settlement date is expected to be December 7, 2005.

Payment on the maturity date:

•          The amount you receive on the maturity date per unit will be based upon the percentage change in the level of the Nikkei 225 Index over the term of the MITTS Securities:

•     if the level of the Nikkei 225 Index has increased, you will receive the $10 principal amount per unit plus a supplemental redemption amount equal to 109.5% of the percentage increase; or

•     if the level of the Nikkei 225 Index has decreased or has not increased, you will receive the $10 principal amount per unit.

Information included in this pricing supplement supercedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the MITTS Securities involves risks that are described in the “ Risk Factors” section beginning on page PS-7 of this pricing supplement and in the accompanying prospectus supplement.

	Per Unit	Total
Public offering price(1)	$10.00	$144,500,000
Underwriting discount	$.20	$2,890,000
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.80	$141,610,000

(1)	The public offering price and the underwriting discount for any single transaction to purchase between 100,000 to 299,999 units will be $9.95 per unit and $.15 per unit, respectively, for any single transaction to purchase between 300,000 to 499,999 units will be $9.90 per unit and $.10 per unit respectively and for any single transaction to purchase 500,000 units or more will be $9.85 per unit and $.05 per unit respectively.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this pricing supplement is December 1, 2005.

“MITTS” and “Market Index Target-Term Securities” are registered service marks of Merrill Lynch & Co., Inc.

Nikkei 225® is a service mark of Nihon Keizai Shimbun, Inc. and is licensed for use by Merrill Lynch & Co., Inc.

Pricing Supplement

Prospectus Supplement

Prospectus

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Nikkei 225 Market Index Target-Term Securities® due June 5, 2009 (the “MITTS Securities”). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the MITTS Securities, the Nikkei 225 Index and the tax and other considerations that are important to you in making a decision about whether to invest in the MITTS Securities. You should carefully review the “Risk Factors” sections in this pricing supplement and the accompanying prospectus supplement, which highlight certain risks associated with an investment in the MITTS Securities, to determine whether an investment in the MITTS Securities is appropriate for you.

References in this pricing supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc. and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the MITTS Securities?

The MITTS Securities are part of a series of senior debt securities issued by ML&Co. entitled “Medium-Term Notes, Series C” and will not be secured by collateral. The MITTS Securities will rank equally with all of our other unsecured and unsubordinated debt. The MITTS Securities will mature on June 5, 2009. We cannot redeem the MITTS Securities at an earlier date. We will not make any payments on the MITTS Securities until the maturity date.

Each unit of MITTS Securities represents a single MITTS Security with a $10 principal amount. You may transfer the MITTS Securities only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the MITTS Securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the MITTS Securities. You should refer to the section entitled “Description of the Debt Securities—Depositary” in the accompanying prospectus.

Are there any risks associated with my investment?

Yes, an investment in the MITTS Securities is subject to risks. Please refer to the section entitled “Risk Factors” in this pricing supplement and the accompanying prospectus supplement.

Who publishes the Nikkei 225 Index and what does the Nikkei 225 Index measure?

The Nikkei 225 Index is a modified, price weighted stock index calculated, published and disseminated by Nihon Keizai Shimbun, Inc. that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently comprised of 225 stocks that trade on the Tokyo Stock Exchange (the “TSE”) and represents a broad cross-section of Japanese industry. All 225 of the stocks underlying the Nikkei 225 Index (the “Underlying Stocks”) are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE. Futures and options contracts on the Nikkei 225 Index are traded on the Singapore International Monetary Exchange, the Osaka Securities Exchange and the Chicago Mercantile Exchange. For more information on the Nikkei 225 Index, please see the section entitled “The Nikkei 225 Index” in this pricing supplement.

The MITTS Securities are debt obligations of ML&Co. An investment in the MITTS Securities does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in Underlying Stocks.

How has the Nikkei 225 Index performed historically?

We have included a graph showing the year-end closing level of the Nikkei 225 Index for each year from 1985 through 2004 and a graph and table showing the month-end closing level of the Nikkei 225

Index from January 2000 through November 2005 in the section entitled “The Nikkei 225 Index—Historical Data on the Nikkei 225 Index” in this pricing supplement.

We have provided this historical information to help you evaluate the behavior of the Nikkei 225 Index in various economic environments; however, this information is not necessarily indicative of how the Nikkei 225 Index will perform in the future.

What will I receive on the maturity date of the MITTS Securities?

On the maturity date, you will receive a cash payment per unit equal to the sum of the $10 principal amount per unit plus the “Supplemental Redemption Amount”, if any.

Supplemental Redemption Amount

The “Supplemental Redemption Amount” will equal:

$10 x	(	Ending Value – Starting Value	)	x	Participation Rate
Starting Value

but will not be less than zero.

The “Starting Value” equals 15,130.50, the closing level of the Nikkei 225 Index on December 1, 2005, the date the MITTS Securities were priced for initial sale to the public (the “Pricing Date”).

The “Ending Value” will equal the average of the levels of the Nikkei 225 Index at the close of the market on five business days shortly before the maturity date of the MITTS Securities. We may calculate the Ending Value by reference to fewer than five or even a single day’s closing level if, during the period shortly before the maturity date of the MITTS Securities, there is a disruption in the trading of a sufficient number of stocks included in the Nikkei 225 Index or certain futures or option contracts relating to the Nikkei 225 Index.

The “Participation Rate” equals 109.5%.

For more specific information about the Supplemental Redemption Amount, please see the section entitled “Description of the MITTS Securities” in this pricing supplement.

We will pay you a Supplemental Redemption Amount only if the Ending Value is greater than the Starting Value. If the Ending Value is less than, or equal to, the Starting Value, the Supplemental Redemption Amount will be zero. We will pay you the $10 principal amount per unit of your MITTS Securities regardless of whether any Supplemental Redemption Amount is payable.

Will I receive interest payments on the MITTS Securities?

You will not receive any interest payments on the MITTS Securities, but you will receive the $10 principal amount per unit plus the Supplemental Redemption Amount, if any, on the maturity date. We have designed the MITTS Securities for investors who are willing to forego interest payments on the MITTS Securities, such as fixed or floating interest rates paid on traditional interest bearing debt securities, in exchange for the ability to participate in possible increases in the Nikkei 225 Index, over the term of the MITTS Securities.

What about taxes?

Each year, you will be required to pay taxes on ordinary income from the MITTS Securities over their term based upon an estimated yield for the MITTS Securities, even though you will not receive any payments from us until the maturity date. We have determined this estimated yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to calculate the amount of taxes that you will owe each year as a result of owning a MITTS Security. This estimated yield is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero. We have determined that this estimated yield will equal 4.47% per annum, compounded semiannually.

Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you purchase

Examples

Set forth below are three examples of Supplemental Redemption Amount calculations including the Starting Value of 15,130.50 and the Participation Rate of 109.50%:

Example 1—The hypothetical Ending Value is below the Starting Value:

Starting Value: 15,130.50

Hypothetical Ending Value: 13,617.45

Supplemental Redemption Amount (per unit) = $10 ×	(13,617.45–15,130.50 15,130.50)	x 109.50% = $0	(Supplemental Redemption Amount cannot be less than zero)

Total payment on the maturity date (per unit) = $10 + $0 = $10

Example 2—The hypothetical Ending Value is 102% of the Starting Value:

Starting Value: 15,130.50

Hypothetical Ending Value: 15,433.11

Supplemental Redemption Amount (per unit) = $10 ×	(15,433.11–15,130.50)	x 109.50% = $0.22
15,130.50

Total payment on the maturity date (per unit) = $10 + $0.22 = $10.22

Example 3—The hypothetical Ending Value is 130% of the Starting Value:

Starting Value: 15,130.50

Hypothetical Ending Value: 19,669.65

Supplemental Redemption Amount (per unit) = $10 ×	(19,669.65–15,130.50)	x 109.50% = $3.29
15,130.50

Total payment on the maturity date (per unit) = $10 + $3.29 = $13.29 a MITTS Security for $10 and hold the MITTS Security until the maturity date, you will be required to pay taxes on the following amounts of ordinary income from the MITTS Security each year: $0.0304 in 2005, $0.4517 in 2006, $0.4736 in 2007, $0.4954 in 2008, and $0.2188 in 2009. However, in 2009, the amount of ordinary income that you will be required to pay taxes on from owning each MITTS Security may be greater or less than $0.2188, depending upon the Supplemental Redemption Amount, if any, you receive. Also, if the Supplemental Redemption Amount is less than $1.6699, you may have a loss which you could deduct against other income you may have in 2009, but under current tax regulations, you would neither be required nor allowed to amend your tax returns for prior years. For further information, see “United States Federal Income Taxation” in this pricing supplement.

Will the MITTS Securities be listed on a stock exchange?

The MITTS Securities have been approved for listing on the AMEX under the trading symbol “NKS”. We make no representation, however, that the MITTS Securities will remain listed for the entire term of the MITTS Securities. The listing of the MITTS Securities on the AMEX will not necessarily ensure that a liquid trading market will be available for the MITTS Securities. You should review the section entitled “Risk Factors—There may be an uncertain trading market for the MITTS Securities and the market price you may receive or be quoted for your MITTS Securities on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the MITTS Securities” in this pricing supplement.

What price can I expect to receive if I sell the MITTS Securities prior to the stated maturity date?

In determining the economic terms of the MITTS Securities, and consequently the potential return on the MITTS Securities to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the MITTS Securities. In structuring the economic terms of the MITTS Securities, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the securities.

If you sell your MITTS Securities prior to the stated maturity date, you will receive a price determined by market conditions for the security. This price may be influenced by many factors, such as interest rates, volatility and the current level of the Nikkei 225 Index. In addition, the price, if any, at which you could sell your MITTS Securities in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the MITTS Securities, namely the underwriting discount paid in respect of the MITTS Securities, including compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the principal amount of your MITTS Securities if sold before the stated maturity date.

In a situation where there had been no movement in the level of the Nikkei 225 Index and no changes in the market conditions from those existing on the date of this pricing supplement, the price, if any, at which you could sell your MITTS Securities in a secondary market transaction is expected to be lower than the original issue price. This is due to, among other things, our costs of developing, hedging and distributing the MITTS Securities. Any potential purchasers for your MITTS Securities in the secondary market are unlikely to consider these factors.

What is the role of MLPF&S?

Our subsidiary MLPF&S is the underwriter for the offering and sale of the MITTS Securities. After the initial offering, MLPF&S currently intends to buy and sell the MITTS Securities to create a secondary market for holders of the MITTS Securities, and may stabilize or maintain the market price of the MITTS Securities during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

MLPF&S will also be our agent (“Calculation Agent”) for purposes of calculating, among other things, the Ending Value and the Supplemental Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S as our subsidiary and its responsibilities as Calculation Agent.

Who is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying prospectus. You should also read other documents ML&Co. has filed with the Securities and Exchange Commission, which you can find by referring to the section entitled “Where You Can Find More Information” in the accompanying prospectus.

RISK FACTORS

Your investment in the MITTS Securities will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying prospectus supplement before deciding whether an investment in the MITTS Securities is suitable for you.

You may not earn a return on your investment

If the Ending Value does not exceed the Starting Value on the maturity date, the Supplemental Redemption Amount will be $0. This will be true even if the level of the Nikkei 225 Index was higher than the Starting Value at some time during the life of the MITTS Securities but later falls below the Starting Value. If the Supplemental Redemption Amount is $0, we will pay you only the $10 principal amount per unit of your MITTS Securities.

Your yield may be lower than other debt securities of comparable maturity

The yield that you will receive on the MITTS Securities may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your return will not reflect the return of owning the stocks included in the Nikkei 225 Index

The return on your MITTS Securities will not reflect the return you would realize if you actually owned the stocks included in the Nikkei 225 Index and received the dividends paid on those stocks because the level of the Nikkei 225 Index is calculated by reference to the prices of the stocks included in the Nikkei 225 Index without taking into consideration the value of dividends paid on those stocks.

There may be an uncertain trading market for the MITTS Securities and the market price you may receive or be quoted for your MITTS Securities on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the MITTS Securities

The MITTS Securities have been approved for listing on the AMEX under the trading symbol “NKS”. We make no representation, however, that the MITTS Securities will remain listed for the entire term of the MITTS Securities. The listing of the MITTS Securities on the AMEX does not ensure that a trading market will develop for the MITTS Securities. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Notes will depend on our financial performance and other factors, including changes in the level of the Nikkei 225 Index.

If the trading market for the MITTS Securities is limited, there may be a limited number of buyers for your MITTS Securities which may affect the price you receive if you do not wish to hold your investment until the stated maturity date.

If a market-maker makes a market in the MITTS Securities, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price at which you could sell your MITTS Securities in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the MITTS Securities, namely the underwriting discount paid in respect of the MITTS Securities and other costs associated with the Notes, including compensation for developing and hedging the product. This quoted price could be higher or lower than the principal amount. MLPF&S is not obligated to make a market in the MITTS Securities.

Assuming there is no change in the level of the Nikkei 225 Index and no change in market conditions or any other relevant factors, the price at which a purchaser (which may include MLPF&S) might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the principal amount. This is due to, among other things, the fact that the principal amount, and secondary market prices are likely to exclude, underwriting discount paid with respect to, and the developing and hedging costs associated with, the MITTS Securities.

Your return may be affected by factors affecting international securities markets

The Nikkei 225 Index is computed by reference to the value of certain companies listed on a Japanese exchange. The return on the MITTS Securities will be affected by factors affecting the value of securities in the Japanese market. The Japanese securities market may be more volatile than United States or other securities markets and may be affected by market developments in different ways than United States or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the Japanese market may affect prices and the volume of trading in the Japanese market. Also, there is generally less publicly available information about Japanese companies than about United States companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”). Additionally, accounting, auditing and financial reporting standards and requirements in Japan differ from those applicable to United States reporting companies.

The prices and performance of securities of companies in Japan may be affected by political, economic, financial and social factors in Japan. In addition, recent or future changes in Japan’s government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the Japanese securities markets. Moreover, the Japanese economy may differ favorably or unfavorably from the United States economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Many factors affect the trading value of the MITTS Securities; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the MITTS Securities will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the MITTS Securities caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the MITTS Securities caused by another factor. For example, an increase in United States interest rates may offset some or all of any increase in the trading value of the MITTS Securities attributable to another factor, such as an increase in the level of the Nikkei 225 Index. The following paragraphs describe the expected impact on the trading value of the MITTS Securities given a change in a specific factor, assuming all other conditions remain constant.

The level of the Nikkei 225 Index is expected to affect the trading value of the MITTS Securities.    We expect that the market value of the MITTS Securities will depend substantially on the amount, if any, by which the level of the Nikkei 225 Index exceeds or does not exceed the Starting Value. If you choose to sell your MITTS Securities when the value of the Nikkei 225 Index exceeds the Starting Value, you may receive substantially less than the amount that would be payable on the maturity date based on that value because of the expectation that the Nikkei 225 Index will continue to fluctuate until the Ending Value is determined.

Changes in the levels of interest rates are expected to affect the trading value of the MITTS Securities.     We expect that changes in interest rates, both in the U.S. and Japan, will affect the trading value of the MITTS Securities. Generally, if United States interest rates increase, we expect the trading value of the

MITTS Securities will decrease and, conversely, if United States interest rates decrease, we expect the trading value of the MITTS Securities will increase. The level of interest rates in Japan may also affect the Japanese economy and in turn the level of the Nikkei 225 Index and, thus, the trading value of the MITTS Securities.

Changes in the volatility of the Nikkei 225 Index are expected to affect the trading value of the MITTS Securities.    Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Nikkei 225 Index increases or decreases, the trading value of the MITTS Securities may be adversely affected.

Changes in dividend yields of the stocks included in the Nikkei 225 Index are expected to affect the trading value of the MITTS Securities.    In general, if dividend yields on the stocks included in the Nikkei 225 Index increase, we expect that the trading value of the MITTS Securities will decrease and, conversely, if dividend yields on these stocks decrease, we expect that the trading value of the MITTS Securities will increase.

As the time remaining to the stated maturity date of the MITTS Securities decreases, the “time premium” associated with the MITTS Securities is expected to decrease.    We anticipate that before their stated maturity date, the MITTS Securities may trade at a value above that which would be expected based on the level of interest rates and the level of the Nikkei 225 Index. This difference will reflect a “time premium” due to expectations concerning the level of the Nikkei 225 Index during the period before the stated maturity date of the MITTS Securities. However, as the time remaining to the stated maturity date of the MITTS Securities decreases, we expect that this time premium will decrease, lowering the trading value of the MITTS Securities.

Changes in our credit ratings may affect the trading value of the MITTS Securities.    Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the MITTS Securities. However, because the return on your MITTS Securities is dependent upon factors in addition to our ability to pay our obligations under the MITTS Securities, such as the percentage increase, if any, in the level of the Nikkei 225 Index over the term of the MITTS Securities, an improvement in our credit ratings will not reduce the other investment risks related to the MITTS Securities.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the MITTS Securities of a given change in some of the factors listed above will be less if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities. We expect, however that the effect on the trading value of the MITTS Securities of a given change in the level of the Nikkei 225 Index will be greater if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities.

Amounts payable on the MITTS Securities may be limited by state law

New York State law governs the 1983 Indenture under which the MITTS Securities will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the MITTS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the MITTS Securities, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the stocks included in the Nikkei 225 Index or futures or options contracts on the Nikkei 225 Index for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the MITTS Securities. These transactions could affect the price of these stocks and, in turn, the level of the Nikkei 225 Index in a manner that would be adverse to your investment in the MITTS Securities.

Potential conflicts

Our subsidiary MLPF&S is our agent for the purposes of calculating the Ending Value and the Supplemental Redemption Amount. Under certain circumstances, MLPF&S as our subsidiary and its responsibilities as Calculation Agent for the MITTS Securities could give rise to conflicts of interests. These conflicts could occur, for instance, in connection with its determination as to whether a level of the Nikkei 225 Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of the Nikkei 225 Index. See the section entitled “Description of the MITTS Securities—Adjustments to the Nikkei 225 Index; Market Disruption Events” and
“—Discontinuance of the Nikkei 225 Index” in this pricing supplement. MLPF&S is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, because we control MLPF&S, potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due on the maturity date on the MITTS Securities. We may seek competitive terms in entering into the hedging arrangements for the MITTS Securities, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the companies included in the Nikkei 225 Index including extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to those companies and, in addition, one or more affiliates of ML&Co. may publish research reports about those companies. ML&Co. does not make any representation to any purchasers of the MITTS Securities regarding any matters whatsoever relating to the companies included in the Nikkei 225 Index. Any prospective purchaser of the MITTS Securities should undertake an independent investigation of the companies included in the Nikkei 225 Index as in its judgment is appropriate to make an informed decision regarding an investment in the MITTS Securities. The composition of the Nikkei 225 Index does not reflect any investment recommendations of ML&Co. or its affiliates.

Tax consequences

You should consider the tax consequences of investing in the MITTS Securities. See “United States Federal Income Taxation” in this pricing supplement.

DESCRIPTION OF THE MITTS SECURITIES

ML&Co. will issue the MITTS Securities as part of a series of senior debt securities entitled “Medium-Term Notes, Series C” under the 1983 Indenture, which is more fully described in the accompanying prospectus. The MITTS Securities will mature on June 5, 2009. Information included in this pricing supplement supercedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information. The CUSIP number for the MITTS Securities is 59021V805.

While on the maturity date a holder of a MITTS Security will receive an amount equal to the sum of the $10 principal amount per unit plus the Supplemental Redemption Amount, if any, there will be no other payment of interest, periodic or otherwise. See the section entitled “—Payment on the Maturity Date” in this pricing supplement.

The MITTS Securities will not be subject to redemption by ML&Co. or at the option of any holder of the MITTS Securities before the maturity date.

ML&Co. will issue the MITTS Securities in denominations of whole units each with a $10 principal amount per unit. You may transfer the MITTS Securities only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the MITTS Securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the MITTS Securities. You should refer to the section entitled “Description of the Debt Securities—Depositary” in the accompanying prospectus.

The MITTS Securities will not have the benefit of any sinking fund.

Payment on the Maturity Date

On the maturity date, you will be entitled to receive the sum of the $10 principal amount per unit plus a Supplemental Redemption Amount, as provided below. If the Ending Value does not exceed the Starting Value, you will be entitled to receive only the $10 principal amount per unit of the MITTS Security.

Determination of the Supplemental Redemption Amount

The “Supplemental Redemption Amount” per unit will be determined by the Calculation Agent and will equal:

$10 ×	(	Ending Value – Starting Value	)	x	Participation Rate
Starting Value

provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

The “Starting Value” equals 15,130.50, the closing level of the Nikkei 225 Index on December 1, 2005, the date the MITTS Securities were priced for initial sale to the public (the “Pricing Date”).

The “Ending Value” will be equal the average of the closing levels of the Nikkei 225 Index, determined on each of the five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days during the Calculation Period, then the Ending Value will equal the average of the closing levels of the Nikkei 225 Index on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing level of the Nikkei 225 Index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing level of the Nikkei 225 Index determined on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event (as described below under “—Adjustments to the Nikkei 225 Index; Market Disruption Events”) on that scheduled Index Business Day.

The “Participation Rate” equals 109.5%.

The “Calculation Period” means the period from and including the seventh scheduled Index Business Day before the maturity date to and including the second scheduled Index Business Day before the maturity date.

A “Calculation Day” means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

An “Index Business Day” means any day on which the New York Stock Exchange (“NYSE”), the AMEX and the Nasdaq Stock Market (the “Nasdaq”) are open for trading and the Nikkei 225 Index or any successor index is calculated and published.

All determinations made by the Calculation Agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the MITTS Securities.

Hypothetical returns

The following table illustrates, for the Starting Value of 15,130.50 and a range of hypothetical average closing levels of the Nikkei 225 Index:

•	the percentage change from the Starting Value to the hypothetical Ending Value;

•	the total amount payable on the maturity date for each unit of MITTS Securities;

•	the total rate of return to holders of the MITTS Securities;

•	the pretax annualized rate of return to holders of MITTS Securities; and

•	the pretax annualized rate of return of an investment in the stocks included in the Nikkei 225 Index, which includes an assumed aggregate dividend yield of 0.87% per annum, as more fully described below.

This table includes the Participation Rate of 109.5%.

Hypothetical Ending Value during the Calculation Period	Percentage change from the Starting Value to the hypothetical Ending Value	Total amount payable on the maturity date per unit of the MITTS Securities	Total rate of return on the MITTS Securities	Pretax annualized rate of return on the MITTS Securities (1)	Pretax annualized rate of return of stocks included in the Nikkei 225 Index (1)(2)
9,078.30	–40.00%	10.00	0.00%	0.00%	–12.62%
10,591.35	–30.00%	10.00	0.00%	0.00%	–8.80%
12,104.40	–20.00%	10.00	0.00%	0.00%	–5.33%
13,617.45	–10.00%	10.00	0.00%	0.00%	–2.12%
15,130.50(3)	0.00%	10.00	0.00%	0.00%	0.87%
15,508.76	2.50%	10.27	2.70%	0.76%	1.59%
15,887.03	5.00%	10.55	5.50%	1.54%	2.30%
16,643.55	10.00%	11.10	11.00%	3.01%	3.68%
18,156.60	20.00%	12.19	21.90%	5.75%	6.33%
19,669.65	30.00%	13.29	32.90%	8.30%	8.84%
21,182.70	40.00%	14.38	43.80%	10.67%	11.23%
22,695.75	50.00%	15.48	54.80%	12.90%	13.51%
(1)	The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.
(2)	This rate of return assumes:
(a)	a percentage change in the aggregate price of the stocks that equals the percentage change in the Nikkei 225 Index from the Starting Value to the relevant hypothetical Ending Value;
(b)	a constant dividend yield of 0.87% per annum, paid quarterly from the date of initial delivery of the MITTS Securities, applied to the level of the Nikkei 225 Index at the end of each quarter assuming this value increases or decreases linearly from the Starting Value to the applicable hypothetical Ending Value;
(c)	no transaction fees or expenses; and
(d)	an investment term from December 7, 2005 to June 5, 2009, a term expected to be equal to that of the MITTS Securities.
(3)	This is the Starting Value.

The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by you, if any, and the resulting total and pretax annualized rate of return will depend on the actual Ending Value and the term of your investment.

Adjustments to the Nikkei 225 Index; Market Disruption Events

If at any time Nihon Keizai Shimbun changes its method of calculating the Nikkei 225 Index, or the level of the Nikkei 225 Index changes, in any material respect, or if the Nikkei 225 Index is in any other way modified so that the Nikkei 225 Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Nikkei 225 Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing level of the Nikkei 225 Index is to be calculated, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to the Nikkei 225 Index as if those changes or modifications had not been made, and calculate the closing level with reference to the Nikkei 225 Index, as so adjusted. Accordingly, if the method of calculating the Nikkei 225 Index is modified so that the level of the Nikkei 225 Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the Calculation Agent will adjust the Nikkei 225 Index in order to arrive at a level of the Nikkei 225 Index as if it had not been modified, e.g., as if a split had not occurred.

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Nikkei 225 Index or any successor index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Nikkei 225 Index, or any successor index, which are traded on any major U.S. exchange.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

(2)	a suspension in trading in a futures or option contract on the Nikkei 225 Index or any successor index to the Nikkei 225 Index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or option contracts related to that index;

(3)	a suspension of or material limitation on trading on the applicable exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(4)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material”.

The occurrence of a Market Disruption Event could affect the calculation of the payment you may receive on the maturity date. See the section entitled “—Payment on the Maturity Date” in this pricing supplement.

Discontinuance of the Nikkei 225 Index

If Nihon Keizai Shimbun discontinues publication of the Nikkei 225 Index and Nihon Keizai Shimbun or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Nikkei 225 Index (a “successor index”), then, upon the Calculation Agent’s notification of that determination to the trustee and ML&Co., the Calculation Agent will substitute the successor index as calculated by Nihon Keizai Shimbun or any other entity for the Nikkei 225 Index and calculate the Ending Value as described above under “—Payment on the Maturity Date”. Upon any selection by the Calculation Agent of a successor index, ML&Co. will cause notice to be given to holders of the MITTS Securities.

In the event that Nihon Keizai Shimbun discontinues publication of the Nikkei 225 Index and:

•	the Calculation Agent does not select a successor index; or

•	the successor index is not published on any of the Calculation Days,

the Calculation Agent will compute a substitute level for the Nikkei 225 Index in accordance with the procedures last used to calculate the Nikkei 225 Index before any discontinuance. If a successor index is selected or the Calculation Agent calculates a level as a substitute for the Nikkei 225 Index as described below, the successor index or level will be used as a substitute for the Nikkei 225 Index for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

If Nihon Keizai Shimbun discontinues publication of the Nikkei 225 Index before the Calculation Period and the Calculation Agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the Calculation Agent that a successor index is available,

the Calculation Agent will determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

A “Business Day” is any day on which the NYSE, the AMEX and the Nasdaq are open for trading.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Nikkei 225 Index may adversely affect trading in the MITTS Securities.

Events of Default and Acceleration

In case an Event of Default with respect to any MITTS Securities has occurred and is continuing, the amount payable to a holder of a MITTS Security upon any acceleration permitted by the MITTS Securities, with respect to each $10 principal amount per unit, will be equal to the sum of the $10 principal amount per unit plus the Supplemental Redemption Amount, if any, calculated as though the date of acceleration were the stated maturity date of the MITTS Securities. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the holder of a MITTS Security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the $10 principal amount per unit plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the stated maturity date of the MITTS Securities.

In case of default in payment of the MITTS Securities, whether on the stated maturity date or upon acceleration, from and after that date the MITTS Securities will bear interest, payable upon demand of their holders, at the rate of 4.00% per annum, to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the MITTS Securities to the date payment of that amount has been made or duly provided for.

THE NIKKEI 225 INDEX

General

The Nikkei 225 Index is a stock index calculated, published and disseminated by Nihon Keizai Shimbum that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently comprised of 225 stocks that trade on the Tokyo Stock Exchange (the “TSE”) and represents a broad cross-section of Japanese industry. All 225 of the stocks underlying the Index (the “Underlying Stocks”) are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE. Futures and options contracts on the Index are traded on the Singapore International Monetary Exchange, the Osaka Securities Exchange and the Chicago Mercantile Exchange.

The Nikkei 225 Index is a modified, price-weighted index. Each stock’s weight in the Nikkei 225 Index is based on its price per share rather than the total market capitalization of the issuer. Nihon Keizai Shimbum calculates the Nikkei 225 Index by multiplying the per share price of each Underlying Stock by the corresponding weighting factor for that Underlying Stock (a “Weight Factor”), calculating the sum of all these products and dividing that sum by a divisor. The divisor, initially set on May 16, 1949 at 225, was 24.14 as of December 1, 2005, and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing &50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of &50. Each Weight Factor represents the number of shares of the related Underlying Stock which are included in one trading unit of the Nikkei 225 Index. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Underlying Stocks, which is currently the TSE. The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the level of the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any Underlying Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight Factor and divided by the new divisor, i.e., the level of the Nikkei 225 Index immediately after the change, will equal the level of the Nikkei 225 Index immediately prior to the change.

Underlying Stocks may be deleted or added by Nihon Keizai Shimbum. However, to maintain continuity in the Nikkei 225 Index, the policy of Nihon Keizai Shimbum is generally not to alter the composition of the Underlying Stocks except when an Underlying Stock is deleted in accordance with the following criteria. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock or transfer of the stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason; or transfer of the stock to the Second Section of the TSE. Upon deletion of a stock from the Nikkei 225 Index, Nihon Keizai Shimbum will select, in accordance with certain criteria established by it, a replacement for the deleted Underlying Stock. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nihon Keizai Shimbum to be representative of a market may be added to the Underlying Stocks. As a result, an existing Underlying Stock with low trading volume and not representative of a market will be deleted.

Nihon Keizai Shimbum is under no obligation to continue the calculation and dissemination of the Nikkei 225 Index. The MITTS Securities are not sponsored, endorsed, sold or promoted by Nihon Keizai Shimbum. No inference should be drawn from the information contained in this pricing supplement that Nihon Keizai Shimbum makes any representation or warranty, implied or express, to ML&Co., the holder of the MITTS

Securities or any member of the public regarding the advisability of investing in securities generally or in the MITTS Securities in particular or the ability of the MITTS Securities to track general stock market performance. Nihon Keizai Shimbum has no obligation to take the needs of ML&Co. or the holder of the MITTS Securities into consideration in determining, composing or calculating the Nikkei 225 Index. Nihon Keizai Shimbum is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the MITTS Securities to be issued or in the determination or calculation of the equation by which the MITTS Securities are to be settled in cash. Nihon Keizai Shimbum has no obligation or liability in connection with the administration or marketing of the MITTS Securities.

The use of and reference to the Index in connection with the MITTS Securities have been consented to by Nihon Keizai Shimbum, the publisher of the Nikkei 225 Index.

None of ML&Co., the Calculation Agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225 Index or any successor index. Nihon Keizai Shimbum disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Index or the manner in which the Nikkei 225 Index is applied in determining any Starting Value or Ending Value or any Redemption Amount payable to you on the maturity date of the Notes.

All disclosure contained in this pricing supplement regarding the Nikkei 225 Index, including, without limitation, its make-up, method of calculation and changes in its components, unless otherwise stated, has been derived from the Stock Market Indices Data Book published by Nihon Keizai Shimbum and other publicly available sources. The information reflects the policies of Nihon Keizai Shimbum as stated in these sources and these policies are subject to change at the discretion of Nihon Keizai Shimbum. ML&Co. and MLPF&S do not assume any responsibility for the accuracy or completeness of that information.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Index, and these limitations may, in turn, adversely affect the value of the MITTS Securities.

Historical data on the Nikkei 225 Index

The following graph sets forth the closing levels of the Nikkei 225 Index on the last business day of each year from 1985 through 2004. The historical performance of the Nikkei 225 Index should not be taken as an indication of future performance, and no assurance can be given that the level of the Nikkei 225 Index will not decline or that you will receive a Supplemental Redemption Amount on the maturity date.

The following table sets forth the closing level of the Nikkei 225 Index at the end of each month in the period from January 2000 through November 2005. This historical data on the Nikkei 225 Index is not necessarily indicative of the future performance of the Nikkei 225 Index or what the value of the MITTS Securities may be. Any historical upward or downward trend in the level of the Nikkei 225 Index during any period set forth below is not an indication that the Nikkei 225 Index is more or less likely to increase or decrease at any time over the term of the MITTS Securities.

	2000	2001	2002	2003	2004	2005
January	19,539.70	13,843.55	9,997.80	8,339.94	10,783.61	11,387.59
February	19,959.52	12,883.54	10,587.83	8,363.04	11,041.92	11,740.60
March	20,337.32	12,999.70	11,024.94	7,972.71	11,715.39	11,668.95
April	17,973.70	13,934.32	11,492.54	7,831.42	11,761.79	11,008.90
May	16,332.45	13,262.14	11,763.70	8,424.51	11,236.37	11,276.59
June	17,411.05	12,969.05	10,621.84	9,083.11	11,858.87	11,584.01
July	15,727.49	11,860.77	9,877.94	9,563.21	11,325.78	11,899.60
August	16,861.26	10,713.51	9,619.30	10,343.55	11,081.79	12,413.60
September	15,747.26	9,774.68	9,383.29	10,219.05	10,823.57	13,574.30
October	14,539.60	10,366.34	8,640.48	10,559.59	10,771.42	13,606.50
November	14,648.51	10,697.44	9,215.56	10,100.57	10,899.25	14,872.15
December	13,785.69	10,542.62	8,578.95	10,676.64	11,488.76

The following graph sets forth the historical performance of the Nikkei 225 Index presented in the preceding table. Past movements of the Nikkei 225 Index are not necessarily indicative of the future performance of the Nikkei 225 Index. On December 1, 2005, the Pricing Date, the closing level of the Index was 15,130.50.

License Agreement

Nihon Keizai Shimbum and ML&Co. have entered into a non-exclusive license agreement providing for the license to ML&Co., in exchange for a fee, of a right to use indices owned and published by Nihon Keizai Shimbum in connection with some securities, including the MITTS Securities.

Nihon Keizai Shimbum is under no obligation to continue the calculation and dissemination of the Nikkei 225 Index. The Notes are not sponsored, endorsed, sold or promoted by Nihon Keizai Shimbum. No inference should be drawn from the information contained in this pricing supplement that Nihon Keizai Shimbum makes any representation or warranty, implied or express, to ML&Co., the holder of the MITTS Securities or any member of the public regarding the advisability of investing in securities generally or in the MITTS Securities in particular or the ability of the MITTS Securities to track general stock market performance. Nihon Keizai Shimbum has no obligation to take the needs of ML&Co. or the holders of the MITTS Securities into consideration in determining, composing or calculating the Nikkei 225 Index. Nihon Keizai Shimbum is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the MITTS Securities to be issued or in the determination or calculation of the equation by which the MITTS Securities are to be settled in cash. Nihon Keizai Shimbum has no obligation or liability in connection with the administration or marketing of the MITTS Securities.

The use of and reference to the Nikkei 225 Index in connection with the MITTS Securities have been consented to by Nihon Keizai Shimbum, the publisher of the Nikkei 225 Index.

None of ML&Co., the Calculation Agent and Nihon Keizai Shimbum accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225 Index or any successor index. Nihon Keizai Shimbum disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Index or the manner in which the Nikkei 225 Index is applied in determining any Starting Values or Ending Values.

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin Brown & Wood LLP, tax counsel to ML&Co., as to certain United States federal income tax consequences of the purchase, ownership and disposition of the MITTS Securities. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying prospectus supplement and supercedes that discussion to the extent that it contains information that is inconsistent with that which is contained in the accompanying prospectus supplement. The discussion below deals only with MITTS Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities that elect to mark to market, tax-exempt entities (except to the extent specifically discussed below), persons holding MITTS Securities in a tax-deferred or tax-advantaged account, persons whose functional currency is not the United States dollar, persons subject to the alternative minimum tax or persons holding MITTS Securities as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted in this pricing supplement). The following discussion also assumes that the issue price of the MITTS Securities, as determined for United States federal income tax purposes, equals the principal amount thereof. If a partnership holds the MITTS Securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the MITTS Securities should consult their own tax advisors. Moreover, all persons considering the purchase of the MITTS Securities should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the MITTS Securities arising under the laws of any other taxing jurisdiction.

As used in this pricing supplement, the term “U.S. Holder” means a beneficial owner of a MITTS Security that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity treated as a corporation or a partnership that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (c) an estate the income of which is subject to United States federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (e) any other person whose income or gain in respect of a MITTS Security is effectively connected with the conduct of a United States trade or business. Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be U.S. Holders. As used herein, the term “non-U.S. Holder” means a beneficial owner of a MITTS Security that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States federal income tax purposes, of the MITTS Securities or securities with terms substantially the same as the MITTS Securities. However, although the matter is not free from doubt, under current law, each MITTS Security should be treated as a debt instrument of ML&Co. for United States federal income tax purposes. ML&Co. currently intends to treat each MITTS Security as a debt instrument of ML&Co. for United States federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service (the “IRS”) in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the MITTS Securities. Prospective investors in the MITTS Securities should be aware, however, that the IRS is not bound by ML&Co.’s characterization of the MITTS Securities as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the MITTS Securities for United States federal income tax purposes. The following discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the MITTS Securities is based upon the assumption that each MITTS Security will be treated as a debt instrument of ML&Co. for United States federal income tax purposes. If the MITTS Securities are not in fact treated as debt instruments of ML&Co. for United States federal income tax purposes, then the United States federal income tax treatment of the purchase, ownership and disposition of the MITTS Securities could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a MITTS Security could differ from the timing and character of income, gain or loss recognized in respect of a MITTS Security had the MITTS Securities in fact been treated as debt instruments of ML&Co. for United States federal income tax purposes.

U.S. Holders

On June 11, 1996, the Treasury Department issued final regulations (the “CPDI Regulations”) concerning the proper United States federal income tax treatment of contingent payment debt instruments such as the MITTS Securities, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the MITTS Securities. In general, the CPDI Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a conventional noncontingent payment debt instrument. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as that interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States federal income tax purposes.

In particular, solely for purposes of applying the CPDI Regulations to the MITTS Securities, ML&Co. has determined that the projected payment schedule for the MITTS Securities will consist of payment on the maturity date of the principal amount thereof and a projected Supplemental Redemption Amount equal to $1.6699 per unit (the “Projected Supplemental Redemption Amount”). This represents an estimated yield on the MITTS Securities equal to 4.47% per annum, compounded semiannually. Accordingly, during the term of the MITTS Securities, a U.S. Holder of a MITTS Security will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the MITTS Security that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds the MITTS Security. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the MITTS Securities are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the MITTS Security’s adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a MITTS Security’s adjusted issue price will equal the MITTS Security’s issue price (i.e., $10), increased by the interest previously accrued on the MITTS Security. At maturity of a MITTS Security, in the event that the actual Supplemental Redemption Amount, if any, exceeds $1.6699 per unit (i.e., the Projected Supplemental Redemption Amount), a U.S. Holder will be required to include the excess of the actual Supplemental Redemption Amount over $1.6699 per unit (i.e., the Projected Supplemental Redemption Amount) in income as ordinary interest on the stated maturity date. Alternatively, in the event that the actual Supplemental Redemption Amount, if any, is less than $1.6699 per unit (i.e., the Projected Supplemental Redemption Amount), the amount by which the Projected Supplemental Redemption Amount (i.e., $1.6699 per unit) exceeds the actual Supplemental Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the

MITTS Security for the taxable year in which the stated maturity date occurs to the extent of the amount of that includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Projected Supplemental Redemption Amount (i.e., $1.6699 per unit) in excess of the actual Supplemental Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. In addition, U.S. Holders purchasing a MITTS Security at a price that differs from the adjusted issue price of the MITTS Security as of the purchase date (e.g., subsequent purchases) will be subject to rules providing for certain adjustments to the foregoing rules and these U.S. Holders should consult their own tax advisors concerning these rules.

Upon the sale or exchange of a MITTS Security prior to the stated maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon that sale or exchange and the U.S. Holder’s adjusted tax basis in the MITTS Security as of the date of disposition. A U.S. Holder’s adjusted tax basis in a MITTS Security generally will equal the U.S. Holder’s initial investment in the MITTS Security increased by any interest previously included in income with respect to the MITTS Security by the U.S. Holder. Any taxable gain will be treated as ordinary income. Any taxable loss will be treated as ordinary loss to the extent of the U.S. Holder’s total interest inclusions on the MITTS Security. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder’s holding period for the MITTS Security). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the CPDI Regulations will be treated as original issue discount.

All prospective investors in the MITTS Securities should consult their own tax advisors concerning the application of the CPDI Regulations to their investment in the MITTS Securities. Investors in the MITTS Securities may also obtain the projected payment schedule, as determined by ML&Co. for purposes of applying the CPDI Regulations to the MITTS Securities, by submitting a written request for that information to Merrill Lynch & Co., Inc., Corporate Secretary’s Office, 222 Broadway, 17th Floor, New York, New York 10038, (212) 670-0432, corporatesecretary@exchange.ml.com.

The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield on the MITTS Securities) has been determined solely for United States federal income tax purposes (i.e., for purposes of applying the CPDI Regulations to the MITTS Securities), and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

The following table sets forth the amount of interest that will be deemed to accrue with respect to each MITTS Security during each accrual period over the term of the MITTS Securities based upon the projected payment schedule for the MITTS Securities (including both the Projected Supplemental Redemption Amount and an estimated yield equal to 4.47% per annum (compounded semiannually)) as determined by ML&Co. for purposes of applying the CPDI Regulations to the MITTS Securities.

Accrual Period	Interest deemed to accrue on MITTS Securities during accrual period (per MITTS Security)	Total interest deemed to have accrued on MITTS Securities as of end of accrual period (per MITTS Security)
December 7, 2005 through June 5, 2006	$0.2204	$0.2204
June 6, 2006 through December 5, 2006	$0.2284	$0.4488
December 6, 2006 through June 5, 2007	$0.2336	$0.6824
June 6, 2007 through December 5, 2007	$0.2387	$0.9211
December 6, 2007 through June 5, 2008	$0.2441	$1.1652
June 6, 2008 through December 5, 2008	$0.2495	$1.4147
December 6, 2008 through June 5, 2009	$0.2552	$1.6699

Projected Supplemental Redemption Amount = $1.6699 per MITTS Security.

Unrelated Business Taxable Income

Section 511 of the Internal Revenue Code of 1986, as amended (the “Code”), generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. In general, if the MITTS Securities are held for investment purposes, the amount of income or gain realized with respect to the MITTS Securities will not constitute unrelated business taxable income. However, if a MITTS Security constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a MITTS Security to purchase the MITTS Security, all or a portion of any income or gain realized with respect to such MITTS Security may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the MITTS Securities should be aware that whether or not any income or gain realized with respect to a MITTS Security which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the MITTS Securities that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the MITTS Securities.

Non-U.S. Holders

A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount) on a MITTS Security, unless the non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in Section 881(c)(3)(A) of the Code. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042-S. For a non-U.S. Holder to qualify for the exemption from taxation, any person, U.S. or foreign, that has control, receipt or custody of an amount subject to withholding, or who can disburse or make payments of an amount subject to withholding (the “Withholding Agent”) must have received a statement that (a) is signed by the beneficial owner of the MITTS Security under penalties of perjury, (b) certifies that the owner is a non-U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may generally be made on IRS Form W-8BEN (or other applicable form) or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of that change by filing a new IRS Form W-8BEN (or other applicable form). Generally, an IRS Form W-8BEN provided without a U.S. taxpayer identification number will remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. If a MITTS Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. Under certain circumstances, the signed statement must be accompanied by a copy of the applicable IRS Form W-8BEN (or other applicable form) or the substitute form provided by the beneficial owner to the organization or institution.

Under current law, a MITTS Security will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of the individual’s death, payments in respect of that MITTS Security would have been effectively connected with the conduct by the individual of a trade or business in the United States.

Backup withholding

Backup withholding at the applicable statutory rate of United States federal income tax may apply to payments made in respect of the MITTS Securities to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the MITTS Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

In addition, upon the sale of a MITTS Security to (or through) a broker, the broker must withhold on the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information (e.g., an IRS Form W-9) and, in the case of a non-U.S. Holder, certifies that the seller is a non-U.S. Holder (and certain other conditions are met). This type of sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner’s non-U.S. status would be made normally on an IRS Form W-8BEN (or other applicable form) under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code prohibit various transactions between certain parties and the assets of employee benefit plans, unless an exemption is available; governmental plans may be subject to similar prohibitions.

The U.S. Department of Labor has granted ML&Co. an administrative exemption (Prohibited Transaction Exemption 2000-63, 65 F.R. 76306 (December 6, 2000)) from some of the prohibited transaction rules under ERISA and the related excise tax provisions under Section 4975 of the Code. The exemption applies with respect to (1) the purchase or sale by employee benefit plans (“Plans”), other than Plans sponsored by ML&Co. or its affiliates, of MITTS Securities, and (2) the extension of credit by the Plans to ML&Co. and its affiliates in connection with the holding of the MITTS Securities.

In order to qualify for the exemption, certain conditions, including but not limited to the following, must be met:

•  The decision to invest in the MITTS Securities is made by a Plan fiduciary (or a participant in a Plan that provides for participant-directed investments) which is independent of ML&Co.

•  ML&Co. does not have any discretionary authority or control or provide any investment advice with respect to the Plan assets involved in the MITTS Securities transactions.

•  The Plans pay no fees or commissions to us or our affiliates in connection with the MITTS Securities transactions, other than certain principal mark-ups.

•  A Plan generally should not invest more than 15 percent of the Plan’s assets (at the time of the acquisition) in any of the MITTS Securities.

•  The terms of a Plan’s investment in the MITTS Securities are at least as favorable to the Plan as those available to an unrelated non-Plan investor in a comparable arm’s length transaction at the time of the acquisition.

If either of the following events occur, the investment will cease to qualify for the exemption.

•	The MITTS Securities are no longer quoted on the Nasdaq and are not listed on the NYSE or the AMEX.

•	The MITTS Securities are no longer rated in one of the three highest generic rating categories by at least one nationally-recognized statistical rating service at the time of their acquisition.

For a complete description of conditions, please review the full text of the exemption granted to ML&Co. You may obtain a copy of the exemption by submitting a written request for this information to Merrill Lynch & Co., Inc., Corporate Secretary’s Office, 222 Broadway, 17th Floor, New York, New York 10038, Corporate_secretary@ml.com. Prospective Plan investors are encouraged to consult with their legal advisors regarding the impact of ERISA and the Code, the applicability of the exemption and the potential consequences in their specific circumstances of an investment in MITTS Securities.

Each Plan investor by its purchase of any MITTS Security on behalf of any Plan, represents on behalf of itself and the Plan, that the acquisition, holding and any subsequent disposition of the MITTS Security will not result in a violation of ERISA, the Code or any other applicable law or regulation.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the MITTS Securities will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the Supplemental Redemption Amount.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that it proposes initially to offer all or part of the MITTS Securities directly to the public on a fixed price basis at the offering price set forth on the cover of this pricing supplement. After the initial public offering, the public offering price may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the MITTS Securities if any are taken.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this pricing supplement by reference from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim condensed consolidated financial information for the three-month periods ended April 1, 2005 and March 26, 2004, the three-month and six-month periods ended July 1, 2005 and June 25, 2004 and the three-month and nine-month periods ended September 30, 2005 and September 24, 2004 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for reviews of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc.’s Quarterly Reports on Form 10-Q for the quarters ended April 1, 2005, July 1, 2005 and September 30, 2005 and incorporated by reference herein, they did not audit and they do not express opinions on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim condensed consolidated financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Page
Business Day	PS-15
Calculation Agent	PS-6
Calculation Day	PS-12
Calculation Period	PS-12
Ending Value	PS-4
Index Business Day	PS-12
Market Disruption Event	PS-14
MITTS Securities	PS-1
Participation Rate	PS-4
Pricing Date	PS-4
Starting Value	PS-4
successor index	PS-15
Supplemental Redemption Amount	PS-4
Underlying Stocks	PS-3

14,450,000 Units

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Nikkei 225® Market Index Target-Term Securities

due June 5, 2009

“MITTS® Securities”

$10 principal amount per unit

PRICING SUPPLEMENT

Merrill Lynch & Co.

December 1, 2005